Exhibit 99.2

VASCO Data Security International, Inc.

Q1 2014 Earnings Conference Call

Prepared Remarks

April 24, 2014

Comments by Ken Hunt:

Good morning everyone. For those listening in from Europe, good afternoon, and from Asia, good evening.

My name is Ken Hunt, and I am the Chairman, Founder & CEO of VASCO Data Security International, Inc. On the call with me today are Jan Valcke, our President & Chief Operating Officer, and Cliff Bown, our EVP and Chief Financial Officer.

Today, we are going to review the results for Q1, 2014. As always, we will host a question and answer session after the conclusion of management’s prepared remarks. If possible, I would like to budget one hour total for this conference call. If you can limit your questions to one or two, it would be appreciated.

Before we begin the conference call, I would like to brief all of you on

“Forward Looking Statements.”

STATEMENTS MADE IN THIS CONFERENCE CALL THAT RELATE TO FUTURE PLANS, EVENTS OR PERFORMANCES ARE FORWARD-LOOKING STATEMENTS. ANY STATEMENT CONTAINING WORDS SUCH AS “BELIEVES,” “ANTICIPATES,” “PLANS,” “EXPECTS,” “PROJECTS” AND SIMILAR WORDS, IS FORWARD-LOOKING, AND THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED ON CURRENT EXPECTATIONS. CONSEQUENTLY, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS. I DIRECT YOUR ATTENTION TO THE COMPANY’S FILINGS WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES IN THIS REGARD.

General Comments – Ken Hunt

First, let me say that I will keep my comments brief today as I would like to focus on answering your questions after management’s prepared remarks.

Revenue from continuing operations was $38.8 million, an increase of 10% compared to the first quarter of 2013, and operating income was $3.9 million, an increase of 43% compared to the first quarter of 2013. Our gross profit for the quarter was approximately 66% of revenue. Our operating income from continuing operations, excluding amortization of intangibles, was approximately 13% of revenue for the quarter. Q1 2014 was our 45th consecutive positive quarter in terms of operating income. On March 31, 2014 our net cash balance was approximately $109.5 million and we had approximately $127.7 million in working capital.

The revenue reported for the first quarter of 2014 was the best first quarter in our history. We also had the strongest intake of new orders of any quarter in our history. The increasing demand for our products is coming from both our traditional products as well as our new products using the Cronto technology. We are also making progress with our cloud-based product offerings. As we have noted previously, while we do not expect to see any significant revenue from MYDIGIPASS.COM in 2014, we continue to believe that it is an important part of our product mix for the future.

Going forward, we are maintaining our focus on growth through five primary methods:

•	First is to bring the next generation of authentication and digital signature technology to our current customers to coincide with their authentication replacement, or refresh cycles,

•	Second is to increase demand for our products in new applications or new markets, the U.S. retail banking market being an example,

•	Third is to increase the use of our cloud-based authentication platform by application service providers,

•	Fourth is to continue expanding our client base in enterprise and application security markets, and

•	Fifth is to identify new security technology companies for tuck-in acquisitions.

Because of our strong performance, we have the cash on hand and cash flow from operations that we need to aggressively pursue this growth strategy.

Two recent examples of our next generation technology include the Cronto technology used in the DIGIPASS 760, and DIGIPASS for Apps. We invested in a breakthrough technology with our acquisition of Cronto Ltd. in May of last year. Cronto’s solution utilizes a unique visual challenge contained in a graphical cryptogram consisting of a matrix of colored dots displayed on the customer’s PC screen – what I am describing is essentially a high definition, color QR code. During an online banking transaction, the customer uses the camera in their mobile phone, or in a dedicated VASCO hardware device, to capture the QR code from the screen of their PC or laptop. The customer is then presented with critical transaction information, such as the amount of the transaction and the payee, decoded securely from the visual cryptogram image.

This enables the customer to verify that the transaction details on the screen of the phone or hardware device to confirm that this transaction is genuine. This mitigates the risk of Banking Trojans and Man in the Middle attacks, and provides assurance that the payment instructions have not been altered. In the final step, an authentication code is generated on the customer’s phone or device, and is entered in the online banking application to complete the transaction. This simple process takes security beyond the use of authentication to verify online banking customers and allows both the user and the financial institution to verify that the transaction has not been tampered with.

DIGIPASS for Apps is a library of critical security functions that web and mobile application developers can quickly and seamlessly integrate directly into their apps to enhance security. Some examples of the innovative functions available in DIGIPASS for APPS includes integrated One Time Password authentication to reduce fraud risk, a signature function for transaction verification, a Geo-location feature to establish proof of presence, a secure storage module, and advanced functionality to detect if a mobile device has been compromised, all of which enable the application developer to easily provide their users with a high level of security.

Our ability to execute our technology road map combined with our success in acquiring and integrating synergistic technologies is part of the reason we are optimistic. Our new solutions deliver critical security features that our competitors do not have. They also provide VASCO with a powerful opportunity to capitalize on the 4 to 5 year refresh cycle of our current customers and to penetrate competitors’ accounts with superior solutions that will generate sustainable, repeatable revenue for us.

As I conclude my remarks, I would like to inform you that John Gunn has recently joined VASCO as Vice President of Corporate Communications with responsibility for analyst relations, investor relations, strengthening our global brand, and increasing demand for our solutions on a global basis with an emphasis on the U.S. John knows the IT security segment and our business well from his tenure at VASCO competitor Aladdin Knowledge Systems.

At this time, I would like to introduce Jan Valcke, VASCO’s President and Chief Operating Officer, Jan.

Comments by Jan Valcke:

Thank you, Ken.

Ladies and gentlemen,

The first quarter was another strong quarter that followed a strong Q4, 2013. Our results for the first quarter reflected a 6% increase in revenues from the Banking market and a 27% increase in revenues from the Enterprise and Application Security market. We believe that the increase in the Enterprise and Application Security market was due primarily to our growing base of maintenance revenues, our increased focus on sales and marketing, and a pickup in overall activity in the European and U.S. markets, especially from our distribution network.

The strong intake of new orders in the first quarter resulted in a strong backlog of orders to be shipped in future quarters to the Banking market. We believe that the Enterprise and Application Security market will also continue to offer opportunities for significant growth.

One of our technology highlights for Q1 was the successful integration of our new Cronto technology into our VACMAN Controller. This means that we can deliver all of our solutions to VASCO customers on a stable and fully integrated platform. Additionally, our field support staff and sales organizations have completed training and are fully-knowledgeable in the Cronto technology.

The Cronto solution, which is integrated into the DIGIPASS 760, has been updated and improved, and will be manufactured at two VASCO factories in China. We have already developed new business as a result of this acquisition, but the best still lies ahead as regulations become more demanding on banks and financial institutions around the world. The DIGIPASS 760 is an ideal solution to answer these rigorous requirements.

For the last several months, the press has been focused on major breaches such as the Target breach and new vulnerabilities in online security. This has heightened awareness of the need for stronger security and increased the demand for effective security solutions. A powerful example of this is the groundbreaking move by HSBC to improve their online banking security. HSBC North America announced that they will require their U.S. retail customers to use two-factor authentication for certain sensitive online transactions, such as money transfers, wire transfers and changes to account beneficiaries. This has been an HSBC requirement for many years in many regions of the world. HSBC is demonstrating its leadership by being the first major bank in the U. S. to make this move. HSBC is offering customers the option of using a DIGIPASS hardware token, or downloading a DIGIPASS Mobile App to their mobile phone. Both VASCO products generate a One Time Password security code for user authentication and electronic signing. There is no charge to the customer for either option. We expect this forward-thinking move by HSBC to be followed by other major banks in the United States and we believe this will benefit VASCO.

Thank you, Ken.

Ken: Thank you, Jan.

At this time, I would like to introduce you to Cliff Bown, VASCO’s EVP and Chief Financial Officer, Cliff.

Comments by Cliff Bown:

Thank you Ken and welcome to everyone on the call.

As noted earlier by Ken, revenues for the first quarter of 2014 were $38.8 million, an increase of $3.5 million or 10% from the first quarter of 2013. As noted by Jan, the increase in revenue for the first quarter reflected a 6% increase from the Banking market and a 27% increase from the Enterprise and Application Security market.

We believe that the respective changes in revenue in both markets reflect a combination of the transactional nature of our business as well as improving economic conditions Europe.

The distribution of our revenue in the first quarter of 2014 between our two primary markets was approximately 81% from the Banking market and 19% from the Enterprise and Application Security market. In the first quarter of 2013, approximately 83% came from the Banking market and 17% came from Enterprise and Application Security market.

The geographic distribution of our revenue in the first quarter of 2014 was approximately 69% from EMEA, 6% from the United States, 17% from Asia and the remaining 8% from other countries. For the first quarter of 2013, 62% of the revenue was from EMEA, 9% was from the U.S., 13% from Asia and 16% was from other countries.

Gross profit as a percentage of revenue, or gross margin, for the first quarter of 2014 was approximately 66% and compares to 65% for first quarter of 2013. The increase in gross margin is primarily related to:

•	An increase in the percentage of our revenue that came from the Enterprise and Applications Security market, and

•	An increase in non-hardware revenues as a percentage of total revenue,

Partially offset by

•	A decline in the gross margin of deals done in the Banking market, in part due to an increase in card readers as a percentage of total revenue.

As mentioned in previous calls, revenue from our Enterprise and Application Security market generally has margins that are 20 to 30 percentage points higher than the Banking market. As noted earlier, the percentage of total revenue that came from the Enterprise and Application Security market increased from 17% in the first quarter of 2013 to 19% in the first quarter of 2014.

Similarly, revenue from on non-hardware products generally has margins that are 20 to 30 percentage points higher than our hardware products. Revenues from our non-hardware products increased to 30% of revenue in the first quarter of 2014 from 29% of revenue in the first quarter of 2013.

The gross margins related to the banking market in any specific period will vary based on a number of factors including, but not limited to, the products sold, the quantity sold, the geographic location of the sales and competition based on product or geography. Generally, we experience significant competition when the sale involves card readers and, as a result, card readers have a gross profit margin that is approximately 15 to 25 percentage points lower than other hardware-related margins. Card readers represented 21% of our total revenue in the first quarter of 2014 as compared to 16% of our total revenue in the first quarter of 2013.

Operating expenses for the three months ended March 31, 2014 were $21.9 million, an increase of $1.5 million or 8% from the quarter ended March 31, 2013. The increase in consolidated operating expenses was primarily related to:

•	Operating and amortization expenses related to Cronto Limited, which was acquired in May of 2013,

•	a 4% increase in our average headcount, and

•	The negative impacts of the weakening of the U.S. Dollar compared to the Euro and other European currencies.

Operating expenses reflected an increase of $0.7 million, or 8% in sales and marketing and an increase of $0.3 million or 6% in research and development, partially offset by a decrease of $0.2 million or 3% in general and administrative expenses.

Operating income for the first quarter of 2014 was $3.9 million, an increase of $1.2 million, or 43%, from the first quarter of 2013.

Operating income as a percent of revenue, or operating margin, on a U.S. GAAP basis was 10% for first quarter of 2014 compared to 8% for the first quarter of 2013.

The Company reported income tax expense of $827 thousand for the first quarter of 2014 compared to $494 thousand for the first quarter of 2013. The increase in tax expense is attributable to an increase in our pretax income and an increase in our estimated full-year tax rate for 2014 compared to 2013. The effective tax rate for the first quarter of 2014 was 19%, an increase of two percentage points from 17% in the first quarter of 2013. The increase in the tax rate was primarily related to changes in our estimated distribution of earnings and changes in our estimates of the tax rate applicable to certain components of our deferred tax balances.

The makeup of our workforce as of March 31, 2014 was 389 people worldwide with 190 in sales, marketing, customer support and operations, 140 in research and development and 59 in general and administrative. The average headcount for the first quarter of 2014 was 393 persons, which was 4% higher than the average headcount for the first quarter of 2013 of 379 persons.

Our balance sheet continued to show the strength of our operations. Our net cash balance at March 31, 2014 was $109.5 million, an increase of $10.9 million or 11% from December 31, 2013 and our working capital balance at March 31, 2014 was $127.7 million, an increase $3.2 million or 3% from December 31, 2013. The increase in cash is primarily the result of a reduction in our receivable balances and the cash generated from operations.

We had no debt outstanding at either March 31, 2014 or December 31, 2013.

Thank you for your attention. I would now like to turn the meeting back to Ken.

Ken: Thank you, Cliff

Ken Hunt: Closing Remarks

At this time I would like to highlight our guidance for 2014.

•	VASCO is increasing its guidance for revenue for the full-year 2014. We currently believe that our revenue from our traditional business, which excludes our new service product offerings, DIGIPASS as a Service and MYDIGIPASS.COM, will be in the range of $168 million to $172 million, an increase from the range communicated previously of $160 million to $165 million, and

•	We are reiterating our guidance for operating income as a percentage of revenue. We expect that operating income as a percentage of revenue, excluding the amortization of purchased intangible assets, will be in the range of 11% to 13%, which is consistent with the range communicated previously.

The reason for our revised guidance is the strong intake of new orders in Q1 and the increasing demand for our solutions.

This concludes our presentations today and we will now open the call for questions. As I mentioned earlier, as a courtesy to others on the call, I would appreciate it if you would limit your questions to an initial question plus a follow-up. If you have additional questions, please get back into the queue.